Exhibit 99(a)(10)

CTM Media Holdings Enters into Letter of Intent for Sale of Its
WMET Radio Station Assets and Extends Its Tender Offer

STAMFORD, CT., Dec. 17, 2009 -- CTM Media Holdings, Inc. (OTC Pink Markets: CTMMA, CTMMB), today announced that on December 16, 2009, it executed a Letter of Intent to sell the assets of its WMET radio station for a sale price of $4 million in a combination of cash and a promissory note of the buyer that will be secured by the assets being sold. The sale is subject to regulatory and other customary conditions, as well as due diligence and the negotiation of definitive agreements. There is no assurance, however, that CTM Media Holdings will enter into any definitive agreements or consummate a sale of the WMET assets.

In connection with its execution of the Letter of Intent, CTM Media Holdings has extended the expiration date for its tender offer to purchase up to 432,019 shares of its Class A common stock, or any lesser number of Class A shares that stockholders properly tender in the tender offer, and up to 2,357,994 shares of its Class B common stock, or any lesser number of Class B shares that stockholders properly tender in the tender offer, at a price per share of $1.10. The deadline for tendering the Class A shares and Class B shares in the tender offer has been extended from 5:00 p.m., New York City time, on Thursday, December 17, 2009, until 5:00 p.m., New York City time, on Tuesday, December 22, 2009, unless further extended. The tender offer remains subject to all previously announced terms and conditions.

CTM Media Holdings has been advised that as of 5:00 p.m., New York City time, on December 16, 2009, approximately 94,092 shares of its Class A common stock and 444,695 shares of its Class B common stock had been tendered in the tender offer.

About CTM Media Holdings:
CTM Media Holdings, Inc., a Delaware corporation, is a holding company consisting of the following principal businesses:

•	CTM Media Group, our brochure distribution company and other advertising-based product initiatives focused on small to medium sized businesses;

•	Our majority interest in Idea and Design Works, LLC, a comic book and graphic novel publisher that creates and licenses intellectual property; and

•	The WMET-AM radio station in the Washington, D.C. metropolitan area.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will," “intend” or similar statements or variations of such terms or otherwise express views concerning trends and the future.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by CTM Media Holdings, Inc. with the Securities and Exchange Commission.  Actual results may differ materially from such forward-looking statements. CTM Media Holdings, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Tender Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of CTM Media Holdings, nor is it a solicitation for acceptance of the tender offer. The tender offer is being made solely by the definitive Offer to Purchase, related Letter of Transmittal and other related documents (each as amended and supplemented) that CTM Media Holdings has made available to its stockholders. Each stockholder is urged to consult their tax advisor as to the particular tax consequences of the tender offer to such stockholder. The materials have been included as exhibits to CTM Media Holdings’ tender offer statement on Schedule TO (as amended), which was filed with the Securities and Exchange Commission. These tender offer materials contain important information that stockholders are urged to read carefully before making any decision with respect to the offer. Investors may obtain copies of these documents for free from the Securities and Exchange Commission at its website (www.sec.gov).

Contact:
CTM Investor Relations:
Les Rozner
lrozner@ctmmedia.com
(203) 323-5161 Ext # 21